Exhibit 10.3
SEVERANCE AGREEMENT
          THIS AGREEMENT, dated December 30, 2008 the “Effective Date”), is made by and between Starwood Hotels and Resorts Worldwide, Inc., a Maryland corporation (the “Company”), and Matthew E. Avril (the “Executive”).
          WHEREAS, the Executive is employed by the Company as President — Hotel Operations; and
          WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and
          WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of senior management personnel to the detriment of the Company and its stockholders; and
          WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s senior management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and
          WHEREAS, the Company and the Executive entered into an employment agreement (the “Original Agreement”) dated August ___, 2008; and
          WHEREAS, the Company and the Executive hereby amend and restate the Original Agreement in its entirety (the “Agreement”) in order to evidence documentary compliance with section 409A of Code and the guidance thereunder (collectively “Section 409A”);
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
     1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Section 16 hereof.
     2. Term of Agreement. The Term of this Agreement shall commence on the Effective Date and shall continue in effect through the third anniversary of the Effective Date; provided, however, that on each anniversary of the Effective Date during the Term of this Agreement, the Term shall automatically be extended for one additional year unless, not later than 90 days prior to any such anniversary, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control or a Potential Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24)

months beyond the month in which such Change in Control or a Potential Change in Control occurred.
     3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 10 hereof, no Severance Payments shall be payable under this Agreement unless during the Term there shall have been (or, under the terms of the second sentence of Section 6 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.
     4. The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event a Potential Change in Control occurs during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.
     5. Compensation Other Than Severance Payments.
          a. Payment of Salary During Disability. Following a Change in Control and during the Term, during any period that the Executive is unable to perform the Executive’s full-time duties with the Company as a result of:
          (1) a period of 409A Disability, the Executive shall continue to receive his base salary in accordance with the Company’s standard payroll practices at the rate in effect at the commencement of any such period, together with any compensation payable to the Executive under the Company’s short-term and long-term disability plans for salaried employees during such period and any benefit coverages customarily provided to disabled salaried employees, until the Executive’s employment is terminated on account of the Executive’s General Disability; or
          (2) a period of General Disability, the Executive shall receive any compensation payable to the Executive under the Company’s short-term and long-term disability plans for salaried employees during such period, as well as any benefit coverages customarily provided to disabled salaried employees, until the Executive’s employment is terminated on account of the Executive’s General Disability.

Thereafter the Executive’s benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.
          b. Accrued Salary. If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive such Executive’s full salary through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.
          c. Post-Termination Benefits. If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.
          d. Time of Payment. Upon termination of the Executive’s employment following a Change in Control and during the Term, the Executive shall receive the payments or benefits to which he may be entitled under Section 5(b) and 5(c) and which constitute deferred compensation subject to Section 409A either (A) at the time when due hereunder, or (B) if a payment date sufficient to satisfy Section 409A is not otherwise stated for such payment or benefit, on the date of Executive’s termination of employment, except as provided in Section 14 below.
     6. Severance Payments.
          a. If the Executive’s employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then, the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6 (“Severance Payments”) and Section 7, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control (an “Acquiring Person”), (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of an Acquiring Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct.
          (1) Lump Sum Payment. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive under the terms of his offer letter from the Company, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the average of the annual bonuses earned by the Executive in the three fiscal years ending immediately prior to the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason. For purposes of the preceding sentence, in determining any bonus amount for any fiscal year, bonuses paid with respect to any year in which employment of the Executive commenced shall be annualized based on the number of days employed by the Company during such year. In the event the date of the Executive’s termination of employment occurs on or within two years following an event that constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of section 409A(a)(2)(a)(vi) of the Code, such amount will be paid in a lump sum within 30 days following the date of the Executive’s termination of employment, except as set forth in Section 14 below; otherwise, such amount will be paid 53 days following the date of the Executive’s termination of employment, except as provided by Section 14 below.
          (2) Continuation of Welfare Benefits. Subject to Paragraph 15 in the case of any benefits that are not exempt from Section 409A, for the twenty-four (24) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, disability, and accident insurance benefits and other benefits and perquisites (including employee stay rates) substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence. Benefits otherwise receivable by the Executive pursuant to this Section 6(a)(2) shall be reduced to the extent benefits of the same type are received by the Executive from another employer during the twenty-four (24) month period following the Executive’s termination of employment; provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.
          (3) Health Benefits. For the twenty-four (24) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive with group health coverage substantially similar to that which the Executive was receiving immediately prior to the Notice of Termination. The premium charge to the Executive for each month of such coverage will equal the Company’s monthly COBRA charge for such coverage in which the Executive, his spouse and covered dependents (as applicable) is enrolled from time to time (less the amount of any administrative charge typically assessed by the Company as part of its COBRA charge) and the Executive will be required to pay such monthly premium charge in accordance with the Company’s standard COBRA premium payment requirements. The Company will pay Executive a lump sum in cash equal to an initial multiple that is increased by a percentage. For this purpose, the initial multiple is 24 times the difference that results from calculating (i) the Company’s monthly COBRA charge on the Date of Termination for family coverage with respect to the highest value health coverage provided to salaried employees, minus (ii) the amount the Company charges active salaried employees for such coverage on Executive’s Date of Termination. In addition, for this purpose, the percentage is the sum of (I) 1% for each month in the 24-month period that will fall in the calendar year following Executive’s Date of Termination, plus (II) 2% for each month in the 24-month period that will fall in the second calendar year following Executive’s Date of Termination. The Company will make such payment within 30 days following the date of the Executive’s termination of employment, except as provided by Section 14 below.
          (4) Incentive Compensation. Notwithstanding any provision of any annual or long-term incentive plan to the contrary, the Company shall pay to the Executive in cash the following amounts:
          (A) A lump sum equal to any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, paid during the fiscal year of termination when bonuses for such completed fiscal year are paid to senior executives (but not later than 2-1/2 months after such completed fiscal year, except as provided by Section 14 below; and
          (B) the value of each contingent incentive compensation award allocated or awarded to the Executive for a then uncompleted period under any such plan that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award, paid in the year following the end of such performance period when awards for such performance period are paid to senior executives (but not later than 2-1/2 months after the end of such performance period, except as provided by Section 14 below. Awards for uncompleted periods shall be prorated based upon the number of days the Executive is employed by the Company during such year.
          (5) Accelerated Vesting of Stock Options. All stock options and restricted stock held by the Executive under any stock option or incentive plan maintained by the Company (including the Company’s 2004 Long-Term Incentive Plans) shall immediately vest and become exercisable as of the Date of Termination, to be exercised in accordance with the terms of the applicable plan
          (6) Outplacement Services. The Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of two (2) years following the date of the Executive’s termination of employment or, if earlier, until the first acceptance by the Executive of an offer of employment. The cost of such outplacement services shall not exceed twenty percent (20%) of the Executive’s base salary in effect on the Date of Termination.
          (7) 401(k) Contributions. The Company shall pay the Executive an amount equal to the unvested portion (if any) of the Executive’s account balance under the Company’s 401(k) Plan that is forfeited by reason of the Executive’s termination of employment. Such payment shall be made within 30 days following the date of the Executive’s termination of employment, except as provided by Section 14 below.
     7. 280G Cap.
          a. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called “Total Payments”) would not be deductible (in whole or part), by the Company, an affiliate or Person making such payment or providing such benefit as a result of section 280G of the Code, then, the Total Payments shall be reduced (with the cash Severance Payments being reduced first (if necessary, to zero) in the order in which they appear in Section 6 above, and all other Severance Payments shall thereafter be reduced (if necessary, to zero) in the order in which they appear in Section 6 above provided that extended health benefits will be reduced last to the minimum extent necessary such that, after deducting the amount of any Excise Tax imposed on such Total Payments (as so reduced) from such Total Payments (as so reduced), the amount of the Total Payments (after such reduction) will be greater if such reduction is made than it would be without such reduction. All determinations, including the order and timing of any such reduction shall be determined by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”).
          b. For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the Auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, including by reason of section 280G(b)(4)(A) of the Code and (iii) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.
     8. Termination Procedures and Compensation During Dispute.
          a. Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.
          b. Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (1) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
          c. Dispute Concerning Termination. If the Executive reasonably believe in good faith the Company is not providing the Executive with a benefit or payment to which the Executive is entitled under the terms of this Agreement, the Executive may notify the Company, within forty-five (45) days after the Date of Termination or, if any such payment or benefit is due after such 45-day period, within 45 days following such payment date, that a dispute exists concerning the termination and/or the amount of such payment or benefit. In this event, the Company shall act within fifteen (15) days to restore fully the disputed benefits and payments (so that all benefits and payments are provided as of such date as would have been provided had there been no delay in providing such benefits and payments) and to continue to provide such benefits and payments as contemplated by this Agreement thereafter (provided, however, that in all events any payment or benefit shall not be paid or provided to the Executive before the payment date set forth in this Agreement or any applicable document), but subject to termination and recapture from the Executive of these disputed benefits and payments in accordance with the terms of a mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).
     9. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 8(d) hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 6(a)(2) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
     10. Successors; Binding Agreement.
          a. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate his employment with the Company and receive compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in

Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
          b. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     11. Indemnification. The Company shall indemnify and hold Executive harmless for acts and omissions in his capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law. The Company shall maintain a Director’s and Officer’s Liability Insurance Policy, which shall provide liability coverage for Executive’s benefit, and the Executive shall remain covered under such policy for a period of at least six (6) years following the earlier of termination of employment or the occurrence of a Change in Control.
     12. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
Starwood Hotels and Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, NY 10604
Attention: Chief Administrative Officer and General Counsel
     13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the

Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6, 7, 8, and 9 hereof) shall survive such expiration.
     14. Code Section 409A. This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii). With respect to any amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that such amounts and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject the Executive to the payment of interest and additional tax that may be imposed under Section 409A. For purposes of any payment in this Agreement that is subject to Section 409A and triggered by the Executive’s “termination of employment”, (i) “termination of employment” shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and (ii) in the event the Executive is a “specified employee” on the date of the Executive’s termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of the Executive’s termination of employment or, if later, by December 31, 2008, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A, such payment shall not be paid earlier than six months after such termination of employment (if the Executive dies after the date of the Executive’s termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to the Executive’s estate without regard to such six-month delay). The Executive acknowledges and agrees that the Company has made no representation to the Executive as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that the Executive is solely responsible for all taxes due with respect to such compensation and benefits.
     15. Expense Reimbursements. To the extent that any expense reimbursement provided for by this Agreement does not qualify for exclusion from Federal income taxation, except as specified otherwise in this Agreement, the Company will make the reimbursement only if the Executive incurs the corresponding expense during the term of this Agreement and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can (and it thereby will) make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred. In the case of any such expense reimbursement and any in-kind benefit provided for by this Agreement that does not qualify for exclusion from Federal income taxation, the amount of expenses eligible for such reimbursement (and the amount of in-kind benefits provided) during a calendar year will not affect the amount of expenses eligible for such reimbursement (or benefits provided) in another calendar year; and the right to such reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit from the Company.
     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     17. Settlement of Disputes: Arbitration.
          a. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.
          b. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
     18. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
          a. “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
          b. “Auditor” shall have the meaning set forth in Section 7 hereof.
          c. “Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.
          d. “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
          e. “Board” shall mean the Board of Directors of the Company.

          f. “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, and Executive has not cured any such failure that is capable of being cured in all material respects within ten (10) days of receiving such written demand, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.
          g. A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
          (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or
          (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
          (3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 70% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and in proportion to their relative voting power immediately prior to such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
          (4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 70% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
          h. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          i. “Company” shall mean Starwood Hotels and Resorts Worldwide, Inc., and, except in determining under Section 17(g) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          j. “Date of Termination” shall have the meaning set forth in Section 8 hereof.
          k. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
          l. “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.
          m. “Executive” shall mean the individual named in the first paragraph of this Agreement.

          n. The Executive will be deemed to have a “409A Disability” if (A) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (B) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees; or (C) the Executive is determined to be totally disabled by the Social Security Administration.
          o. “General Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.
          p. “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 6(a) hereof (treating all references in paragraphs (1) through (7) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (1), (5), (6) or (7) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:
          (1) the assignment to the Executive of any duties inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control;
          (2) a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;
          (3) the relocation of the Executive’s principal place of employment to a location more than 35 miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

          (4) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;
          (5) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, including but not limited to the Company’s stock option, bonus and other plans or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;
          (6) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy or any employment agreement in effect at the time of the Change in Control; or
          (7) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8(a) hereof; for purposes of this Agreement, no such purported termination shall be effective.
     The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
     For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

          q. “Notice of Termination” shall have the meaning set forth in Section 8 hereof.
          r. “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
          s. “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(1)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(2)	the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(3)	any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% 14 or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

(4)	the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
          t. “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.
          u. “Severance Payments” shall have the meaning set forth in Section 6 hereof.
          v. “Tax Counsel” shall have the meaning set forth in Section 7 hereof.

          w. “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).
          x. “Total Payments” shall mean those payments so described in Section 7 hereof.
          y.
          IN WITNESS WHEREOF, the parties have caused this Supplement to be duly executed as of the date first written above.

STARWOOD HOTELS AND RESORTS WORLDWIDE, INC.
By
NAME: Jeffrey Cava
TITLE: EVP — Human Resources Dated: December 30, 2008

EXECUTIVE

Matthew E. Avril
Dated: December 30, 2008

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